Exhibit 99.01

FOR IMMEDIATE RELEASE

                                                          September 7, 2006



   PACIFIC HEALTH CARE ORGANIZATION, INC. ANNOUNCES MANAGEMENT CHANGES AT
                           MEDEX HEALTHCARE, INC.

     LONG BEACH, CALIFORNIA (PR Newswire) Pacific Health Care Organization, Inc., (OTC Bulletin Board: "PHCO.OB") announced the promotions of Doug Hikawa to President and Geri Plotzke to Vice President, Managed Care Services at its wholly-owned subsidiary, Medex Healthcare, Inc. ("Medex"). Mr. Hikawa replaces Mr. Donald Balzano, who had been serving as the CEO of Medex until August 30, 2006.

     "Medex has developed a unique and recognizable brand in the California Workers' Compensation industry thanks to the efforts of a dedicated team of employees. I look forward to the challenge of building on this foundation as we continue to provide our customers with our proprietary cost control solutions to their Workers' Compensation exposures", said Doug Hikawa.

     Mr. Hikawa has served as the Senior Vice President of Medex since 2002. He has over 26 years experience in the workers' compensation industry in California, in various positions, including Vice President of Operations, Director, Workers' Compensation Operations, and Vice President Claims. Mr. Hikawa has been administering Health Care Organization ("HCO") programs since 1996, and Medical Provider Network ("MPN") programs since 2005.

     Ms. Plotzke has served as the Director of Managed Care Services for Medex since 2003. She has over 17 years experience in the Workers' Compensation and healthcare industries. Ms. Plotzke's prior work experience includes various managerial positions. She was the On-Site Medical and Disability Case Manager, the Medical Management Director, and the Program Director for various insurance and medical management companies.

     Pacific Health Care Organization, Inc., through its wholly-owned subsidiary Medex Healthcare, Inc., manages and administers two state certified programs of medical service providers in the State of California established for the purpose of serving the Workers' Compensation industry. Through its certified HCO and MPN networks, Medex has contracted with over 3,200 individual providers and clinics, which allows us to provide comprehensive medical services to injured employees.

     For more information, please contact Mr. Tom Kubota, President of Pacific Health Care Organization, at (949) 721-8272.

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as changes in laws and other risks described in the Company's periodic reports on file with the Securities and Exchange Commission.